EXHIBIT 21
                  ORANGE-CO, INC. AND SUBSIDIARIES


SUBSIDIARIES OF THE COMPANY


     The following is a list of subsidiaries of Orange-co, Inc. as of December 15, 1996, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiiary as defined by Securities and Exchange Commission Regulation S-X. Al of the subsidiaries are included in the Consolidated Financial Statements of Orange-co, Inc.



          Name of Subsidiary                State or Country of
                                               Incorporation

Orange-co of Florida, Inc. (1)                   Florida

Florida Fresh-Pack Corporation (1) (3)           Florida

Orange-co Dispenser Service, Inc. (2) (4)        Florida

International Fruit, Inc. (2)                    Florida

Interfruit Holdings, Inc. (1)                    Cayman Islands

OrancoMex, S.A. de C.V. (3) (4)                  Mexico

Orange-co Internantional Sales, Inc. (2)         U.S. Virgin Islands


(1)  A wholly-owned subsidiary of Orange-co, Inc.

(2)  A wholly-owned subsidiary of Orange-co of Florida, Inc.

(3)  A wholly-owned subsidiary of Interfruit Holdings, Inc.

(4)  Inactive subsidiary

(5)  Formerly JV #1, Inc.